Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-210261 on Form F-4 of Fortis Inc. of our reports dated February 25, 2016, relating to the consolidated financial statements and financial statement schedule of ITC Holdings Corp. and subsidiaries, and the effectiveness of ITC Holdings Corp. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of ITC Holdings Corp. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, MI

May 12, 2016